Exhibit 99.1

Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:
Mark Doheny
Cooper Industries
713-209-8484
Mark.Doheny@cooperindustries.com

Cooper Industries Announces Acquisition of Eka Systems, Inc.
Acquisition of RF wireless technology combines with Power Line Carrier (PLC) technology to significantly enhance smart grid product offering

Dublin, Ireland, April 13, 2010 — Cooper Industries plc (NYSE:CBE) today announced the acquisition of substantially all of the assets of Germantown, MD -based Eka Systems, Inc., a leading provider of secure, reliable and adaptive RF wireless networking technologies for smart grid communication applications. Terms of the transaction were not disclosed.

Eka Systems, through its EkaNetTM Smart Network technology, provides utilities with an open-standards based wireless Advanced Metering Infrastructure (AMI) solution that has capabilities such as automated meter reading, power outage detection, enhanced customer billing options and the ability to track and analyze usage data on a near real-time basis. Eka Systems’ product offering includes radios, wireless repeaters, meter nodes, gateways and data collection tools and operates over the widely used 900Mhz radio frequency for domestic markets and the 2.4GHz frequency for international markets.

“This is the fourth acquisition we have made into our Energy Automation Solutions (EAS) business and demonstrates Cooper’s ongoing commitment to being a market leader in utility automation,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “Eka Systems’ RF wireless networking capabilities are a perfect complement to our existing EAS platform, which has approximately $200 million in annual revenues and continues to experience double-digit growth. While the Eka Systems technology has limited existing deployments, this acquisition represents a long-term commitment to this space as we plan to make significant additional organic investments in this product line to further enhance our competitive position in the rapidly expanding utility automation market. Additionally, this acquisition creates an opportunity to increase the global presence of our EAS platform, as Eka Systems’ 2.4GHz frequency radio technology is the accepted standard for international markets.”

Eka Systems will be integrated into the EAS group, the smart grid platform within Cooper’s Power Systems division. Largely due to planned additional research and development investment, the acquisition is anticipated to reduce Cooper’s 2010 forecasted Earnings Per Share by approximately $.03.

“Cooper Power Systems focuses on providing comprehensive solutions to our customers and we have leading positions in apparatus, communications technology, enterprise software and automation applications,” said Cooper Power Systems President Mike Stoessl. “For AMI applications, we are the market leader for PLC based installations and with this acquisition will be able to offer our customers who require both PLC and RF technologies more customized solutions to meet their individual needs in both rural and urban service territories.”

“Cooper has an exceptionally strong balance sheet and continues to maintain a focused and disciplined acquisition strategy,” said Hachigian. “We remain committed to building key business and technology platforms like utility automation that provide substantial long-term growth opportunities in higher technology, more specification-driven end markets.”

About Cooper Power Systems
Cooper Power Systems, LLC, with 2009 revenues of approximately $1.1 billion, is a division of Cooper Industries plc (NYSE: CBE). Cooper Power Systems is a global manufacturer of world-class power delivery and reliability solutions for the electrical and industrial markets. Through its Energy Automation Solutions group, it is also a leading provider of software, communications and integration solutions that enable customers to increase productivity, improve system reliability, and reduce costs. For more information, please visit www.cooperpower.com or cooperpowereas.com.

About Cooper Industries
Cooper Industries plc (NYSE: CBE) is a global manufacturer with 2009 revenues of $5.1 billion, approximately eighty-nine percent of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2009, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2009. For more information, visit the website at www.cooperindustries.com

This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, the current uncertainty in the global economy and credit markets, the impact of restructuring activities, contractions or growth rates and cyclicality of served markets, competition, currency exchange rates, changes in applicable laws and regulations, tax audits and changes in tax rates, litigation and other contingent liabilities including intellectual property and environmental matters, risks relating to product defects and recalls, commodity costs and surcharges, relationships with and the performance of our channel partners, risks relating to man-made and natural disasters, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in each of our SEC filings, including each of our 2009 Annual Reports on Form 10-K. These forward-looking statements speak only as of the date of this release and neither company assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

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